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                    [LETTERHEAD OF KUTAK ROCK APPEARS HERE]


                               December 22, 1997


Board of Directors
Flagstar Capital Corporation
2600 Telegraph Road
Bloomfield Hills, Michigan  48302-0953

     Re:  Registration Statement on Form S-11

Ladies and Gentlemen:

     You have requested our opinion as special counsel to Flagstar Capital Corporation (the "Company") in connection with the Registration Statement on Form S-11 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to the initial public offering by the Company of its shares of _____% Noncumulative Exchangeable Preferred Stock, Series A (the "Preferred Stock").

     In rendering this opinion, we understand that the Preferred Stock will be offered and sold in the manner described in the Prospectus, which is a part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, it is our opinion that the shares of Preferred Stock will, when issued and sold as contemplated by the Registration Statement, be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus under the heading "Legal Matters."

                              Very truly yours,



                              /s/ Kutak Rock